Exhibit 99.1

Action by Written Consent

of the Board of Directors of

Clearside Biomedical, Inc.

December 10, 2020

The undersigned, being all of the members of the Board of Directors (the “Board”) of Clearside Biomedical, Inc., a Delaware corporation (the “Company”), hereby take the following actions by written consent without a meeting pursuant to Sections 141(f) and 204 of the General Corporation Law of the State of Delaware (the “DGCL”), to, among other things, ratify and correct certain defective corporate acts as described below, and hereby direct that this consent be filed with the minutes of the proceedings of the Board:

Ratification of Stock Issuances

Whereas, Section 204 of the DGCL (“Section 204”) provides that, if a “defective corporate act” and “putative stock” (as such terms are defined therein) is ratified as provided in that section, it shall not be void or voidable solely as a result of a failure to authorize or effect an act or transaction in compliance with the provisions of the DGCL, the certificate of incorporation, or the bylaws of the corporation;

Whereas, between October 5, 2020 and October 9, 2020, Company  purported to issue an aggregate of 126,510 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), as detailed on Exhibit A attached hereto (each a “Stock Issuance” and collectively, the “Stock Issuances”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-238128) in one or more “at-the-market” offerings with Cowen and Company, LLC acting as agent or principal (the “ATM Program”);

Whereas, the Board has determined that each of the Stock Issuances may have been a “defective corporate act” (as defined in Section 204) and the shares of Common Stock purported issued in the Stock Issuances (collectively, the “Putative Stock”) may be “putative stock” (as defined in Section 204) because the authority the Board had previously delegated to management to issue shares of Common Stock pursuant to the ATM Program had expired as of the close of business on September 30, 2020; and

Whereas, the Board desires to ratify the Stock Issuances and the Putative Stock pursuant to and in accordance with Section 204.

Now, Therefore, Be It Resolved, that the Stock Issuances are the defective corporate acts to be ratified hereby;

Resolved Further, that the date of each Stock Issuance is as set forth on Exhibit A;

Resolved Further, that the numbers of shares of Putative Stock purportedly issued, the dates such shares of Putative Stock were purportedly issued, and the consideration received by the corporation for such Putative Shares are as set forth on Exhibit A, all of which Putative Shares were shares of Common Stock;

Resolved Further, that the nature of the failure of authorization in respect of the Stock Issuances is the failure of the Board or a duly authorized Committee thereof to have authorized the Stock Issuances in accordance with Sections 152 and 153 of the DGCL prior to thereto; and

Resolved Further, that, pursuant to and in accordance with Section 204, the ratification of the Stock Issuances and the issuance of the Putative Stock be, and hereby is, approved, adopted and confirmed in all respects.

Actions in Furtherance of Ratification

Whereas, any claim that any defective corporate act or putative stock referenced herein being ratified under Section 204 is void or voidable due to the failure of authorization, or that the Delaware Court of Chancery should declare in its discretion that the ratification thereof in accordance with Section 204 not be effective or be effective only on certain conditions must be brought within the later of 120 days from the relevant validation effective time (which, in the case of the Stock Issuances, will be the date and time of the adoption of these resolutions) and the time at which the notice required by Section 204(g) is given.

Resolved Further, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to deliver a notice of the ratification of the Stock Issuances and Putative Stock set forth herein in the form and containing the information required by Section 204 of the General Corporation Law.

Resolved Further, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Company, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

This Unanimous Written Consent may be executed in one or more counterparts. An electronic transmission expressing the consent of a director to the approval and adoption of the resolutions set forth herein shall be deemed the same as the delivery of an original counterpart.

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The undersigned have executed this Action by Written Consent of the Board of Directors on the date set forth above.

/s/ George Lasezkay

George Lasezkay

/s/ Christy L. Shaffer

Christy L. Shaffer

/s/ Clay B. Thorp

Clay B. Thorp

/s/ William D. Humphries

William D. Humphries

/s/ Richard Croarkin

Richard Croarkin

/s/ Jeffrey L. Edwards

Jeffery L. Edwards

/s/ Nancy J. Hutson

Nancy J. Hutson

[Action by Written Consent of the Board of Directors of Clearside Biomedical, Inc.]

Exhibit A

Stock Issuances

Number of Shares	Date of Issuance	Price Per Share
17,237	October 5, 2020	$1.6000
39,561	October 8, 2020	$1.5500
69,712	October 9, 2020	$1.5958